March 1, 1997

Steve Stotts
AmerUs Life
611 Fifth Avenue
Des Moines, IA 50309

RE: Master Commitment for the Purchase of Residential Mortgage Loans

Dear Gentlepersons:

This letter and the exhibits represent an agreement (the "Master Commitment") between AmerUs Mortgage ("Seller") and AmerUs Life ("Purchaser"). Under this Master Commitment, Seller and Purchaser agree to the one hundred percent whole loan sale and purchase of first lien residential mortgage loans. The total amount of the Master Commitment will be $200,000,000. The terms and conditions of this Master Commitment will expire on March 1, 1998, or upon the delivery and purchase of the Master Commitment amount. The mortgage loans must meet the terms and conditions as stated on the attached appendices.

SECTION 1. LOAN PROGRAMS.

Eligible loan programs are identified on the attached appendices. Other loan programs may be added to this Commitment from time to time by letter agreement between Seller and Purchaser.

SECTION 2. UNDERWRITING GUIDELINES.

Section 2a. DELEGATED UNDERWRITING APPROVAL BY SELLER. Seller shall receive delegated underwriting authority, in accordance with the terms and guidelines of this Master Commitment. Seller acknowledges and agrees that its underwriting will conform to prudent and sound underwriting practices. Purchaser may, at its sole option, perform a separate credit evaluation at the time the loan is submitted for loan purchase. All loans originated under this Master Commitment shall have standard FHLMC or FNMA full or alternative documentation and shall generally meet the underwriting guidelines specified in the FHLMC SELLER/SERVICER GUIDE and FNMA SELLING AND SERVICING GUIDE, unless exceptions to these guidelines are specified in the attached appendices or given approval by Purchaser for a specified loan prior to its closing.

Section 2b. COMPLIANCE. Seller represents and warrants to Purchaser that any and all requirements of federal, state, or local law, rule, or regulation applicable to any loan originated under this commitment have been complied with, including but not limited to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, and disclosure laws. Seller shall deliver to Purchaser such evidence of compliance with all such requirements that Purchaser may at its sole option

MASTER COMMITMENT                                                      PAGE 2

and from time to time require. Without limiting the foregoing, Seller acknowledges and agrees that it is responsible for delivering to borrowers all applicable Equal Credit Opportunity Act notices required in connection with a loan.

SECTION 3. WEATHER RELATED, TAX AND INSURANCE ESCROWS.

Purchaser shall give Seller the option of waiving escrows for taxes and homeowner's insurance if the loan-to-value ratio of the subject loan is less than or equal to 80%. Purchaser shall allow weather related escrow holdbacks under Seller's current escrow policies. Seller shall not waive escrows for flood insurance or private mortgage insurance where such insurance is required for any loan.

SECTION 4. PIPELINE OF LOANS.

Seller shall provide to Purchaser at least monthly, but no more frequently than weekly, a Pipeline Report of all unfunded loans registered under this Master Commitment. At minimum this report shall include lock/float status, current interest rate and price, approval status, and projected closing date. At request of Purchaser, Seller shall provide separate tracking and reporting of loans or product types deemed higher risk, for purposes of limiting Purchaser's obligation to purchase such loans to a percentage of the Commitment amount as specified in the attached appendices or as Purchaser and Seller shall from time to time agree.

SECTION 5. LOAN DELIVERY, REVIEW AND FUNDING.

Section 5a. DELIVERY AND FUNDING. Seller shall deliver a Schedule of Loans to Purchaser for review and funding on a date each month mutually agreed upon by Seller and Purchaser, but no more than forty-five days following the closing date of the loans. Purchaser will purchase each eligible loan within five business days of receipt of the Schedule of Loans. Any loan which is not eligible for purchase will be suspended and Seller shall have thirty days to cure the suspended loan and resubmit it for purchase.

Purchaser shall fund all mortgage loans at its committed price. Pricing shall be established by Seller subject to review and approval of Purchaser and according to the methodology specified in the attached appendices. All funding amounts shall be net of any fees or accrued interest owed to Purchaser by Seller.

Section 5b. DELIVERY AND FUNDING DOCUMENTS. At the time of loan delivery, Seller's Warehouse Lender shall submit a Schedule of Mortgage Loans to Purchaser which shall list all security instruments and mortgage loan documents required for funding that are held by Seller or Seller's Warehouse Lender as collateral of the mortgage loans, and which will be delivered to Purchaser at the time of loan funding. The following documents will be required for funding: the original mortgage note endorsed without recourse to Purchaser, a certified copy of the assignment of mortgage made to Purchaser, a certified copy of the interim assignment to Seller (if applicable), the private mortgage

MASTER COMMITMENT                                                        PAGE 3

insurance certificate (if applicable), a certified copy of the mortgage or deed of trust, and a title commitment or a preliminary title opinion. The Loan File, which shall be understood to contain all original credit, income, employment, and collateral documentation used to originate, underwrite, and close the mortgage loan, including but not limited to the original credit report, property appraisal, and Seller's Application Approval Certificate, will be held by Seller for purposes of servicing the loans.

Section 5c. FINAL DOCUMENTS. Recorded mortgages, assignments and final title policies or opinions will be tracked and received by Seller as custodian for Purchaser. Seller shall provide to Purchaser within two hundred and seventy days of the date which Purchaser funds the mortgage loan a Final Documents Certification Schedule which shall indicate all final documents held by Seller on behalf of purchaser.

SECTION 6. SERVICING RIGHTS.

The servicing rights and related escrow accounts to all loans originated under this Commitment shall be retained by Seller. Seller and Seller's sub-servicer shall perform all servicing functions on behalf of Purchaser in a prudent and sound fashion and in accordance with generally accepted accounting principles, and shall generally meet the servicing and accounting guidelines specified in the FHLMC SELLER/SERVICER GUIDE or FNMA SELLING AND SERVICING GUIDE, unless exceptions to these guidelines are specified in the attached appendices. Servicing fees will be established for each program on the attached appendices.

SECTION 7. WARRANTIES AND REPRESENTATIONS OF SELLER.

Seller hereby warrants and represents to Purchaser as follows:

Section 7a. ORGANIZATION AND GOOD STANDING. Seller is a duly organized, validly existing corporation in good standing under the laws of the State of Iowa.

Section 7b. AUTHORITY AND CAPACITY. Seller is duly licensed or empowered by any and all agencies or governing bodies having appropriate jurisdiction and authority to originate, service and sell residential mortgage loans under the terms of this Master Commitment. Seller has all the requisite power, authority, and capacity to enter into this Master Commitment and to perform the obligations required of it hereunder, including, but not limited to, the power and authority to transfer all right, title and interest in the mortgage loans and the related documents. The execution of this Master Commitment has been duly authorized, and the Master Commitment constitutes a legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms.

Section 7c. EFFECTIVE AGREEMENT. The execution and performance of this Master Commitment by Seller, and the consummation of the transactions contemplated herein, will not violate any provision of law applicable to Seller, and do not and will not conflict with any of the terms of Seller's articles of incorporation, charter, bylaws or other

MASTER COMMITMENT                                                        PAGE 4

governing instrument relating to the conduct of its business or ownership of its properties, or any other agreement, order or instrument to which Seller is a party of by which it is bound.

Section 7d. COMPLIANCE WITH CONTRACTS AND REGULATIONS. Seller has complied with all of its obligations under all contracts which relate to the origination and servicing of mortgage loans, and with all applicable laws, regulations, and policies, including, without limitation, those of the Federal Housing Administration, the Veterans Administration, FNMA, FHLMC, or private mortgage insurers, with respect to any of the loans originated and serviced by Seller under this Master Commitment.

Section 7e. TITLE TO LOANS, SERVICING RIGHTS AND RELATED ESCROW ACCOUNTS. Seller is the lawful owner of the loans, the servicing documentation, and escrow accounts relating to the loans. As of Seller's delivery of the loan documents to the Purchaser and the Purchaser's funding date, the loans, the loan documentation, and the servicing rights to the loans, shall be free and clear of any and all liens, claims, charges, defenses, offsets, pledges, and encumbrances of any kind or nature whatsoever.

Section 7f. ACCURACY AND COMPLETENESS OF LOAN DOCUMENTATION. Seller certifies that all documents and all copies of documents provided to Purchaser concerning any loan purchased shall be accurate, complete, and genuine.

SECTION 8. WARRANTIES AND REPRESENTATIONS OF PURCHASER.

Section 8a. ORGANIZATION AND GOOD STANDING. Purchaser is a duly organized, validly existing corporation in good standing under the laws of the State of Iowa.

Section 8b. AUTHORITY AND CAPACITY. Purchaser is duly licensed or empowered by any and all agencies or governing bodies having appropriate jurisdiction and authority to purchase residential mortgage loans under the terms of this Master Commitment. Purchaser has all the requisite power, authority, and capacity to enter into this Master Commitment and to perform the obligations required of it hereunder, including, but not limited to, the power and authority to assume all right, title, and interest in the mortgage loans and related documents. The execution of this Master Commitment has been duly authorized, and the Master Commitment constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

Section 8c. EFFECTIVE AGREEMENT. The execution and performance of this Master Commitment by Purchaser, and the consummation of the transactions contemplated herein, will not violate any provision of law applicable to Purchaser, and do not and will not conflict with any of the terms of Purchaser's articles of incorporation, charter, bylaws or other governing instrument relating to the conduct of its business or ownership of its properties, or any other agreement, order or instrument to which Purchaser is a party or by which it is bound.

MASTER COMMITMENT                                                      PAGE 5



SECTION 9.  NOTICES.

All notices, requests, demands, and other documentation or communications which are required or permitted to be given under this Master Commitment shall be in writing and shall be deemed effective upon receipt and addressed to the following or to such other addresses as may be furnished from time to time by either party:

(a)       If to the Seller:

          David Menker
          Senior Vice President
          AmerUs Mortgage
          1516 35th Street Suite 200
          West Des Moines, IA  50266


(b)       If to the Purchaser:

          Steve Stotts
          AmerUs Life
          611 Fifth Ave.
          Des Moines, IA  50309



SECTION 10.  TERMINATION.

This Master Agreement may be terminated by either Seller or Purchaser by giving written notice not less than sixty calendar days prior to the effective date of such termination. Such termination shall not in any manner affect either Seller's or Purchaser's respective duties, obligations, covenants, representations, or warranties with regard to loans previously originated or purchased; nor shall the termination affect the purchase of loans by Purchaser for which Seller has issued a Rate and Price Commitment, taken a loan application under a Loan Program offered under this Master Commitment, or given loan underwriting approval prior to or on the date of such notice of termination or the termination date.

SECTION 11.  WAIVERS, AMENDMENTS AND ADDENDA.

Either the Purchaser or the Seller may, by written notice to the other and upon mutual acceptance by both parties:

          (a) Extend the time for the performance of any of the obligations of or transactions by the other;

          (b) Waive compliance with any of the terms, conditions or covenants required to be complied with by the other; or

          (c) Waive or modify performance of any of the obligations of the other under this Master Commitment.

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MASTER COMMITMENT                                                      PAGE 6


Any amendments or addenda to this Master Commitment or the obligations of the Purchaser or the Seller pursuant to this Master Commitment shall be effective only if executed in writing by both parties.

SECTION 12. ENTIRE AGREEMENT.

This Master Commitment, including all Exhibits and Appendices, constitutes the entire agreement between the parties, and supersedes all other agreements, understandings, representations, and negotiations with respect to this Master Commitment, whether oral or written.

SECTION 13. BINDING EFFECT.

This Master Commitment shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns, but neither the Master Commitment nor any of the rights, interests, or obligations under this Master Commitment shall be assigned by either party without the prior written consent of other party.

SECTION 14. ACCEPTANCE AND ACKNOWLEDGMENT OF MASTER COMMITMENT.

The authorized officers of AmerUs Mortgage and AmerUs Life have executed this Master Commitment as of the date first written above.



AmerUs Mortgage                         AmerUs Life


By:  \s\ David R. Menker              By:  /s/ Steve S. Stotts
   -----------------------               ------------------------
   David R. Menker                       Steven Stotts
   Its Senior Vice President and         Its Portfolio Manager
   Risk Manager

MASTER COMMITMENT                                                      PAGE 7

APPENDIX I: ELIGIBLE PRODUCTS

AmerUs Agency 5/1 ARM
AmerUs Agency 7/1 ARM
AmerUs Nonagency 5/1 ARM (95%)
AmerUs Nonagency 7/1 ARM (95%)

MASTER COMMITMENT                                                   PAGE 8

APPENDIX II: SERVICING FEES AND PRICING

I. SERVICING FEES: Purchaser shall pay Seller an annual servicing fee of 0.25% of the unpaid principal balance of the loans originated under this commitment during the initial fixed interest rate period of the loans. Commencing on the first Change Date of each loan, the servicing fee shall be 0.375%.

II. PRICING: Pricing for all loans originated under this Commitment shall be set daily by Seller. A base (par) rate shall be established as the par equivalent FHLMC 60-day MBS rate for five and seven year balloons, plus 0.25%. The maximum price shall be 101.00. Buy-ups and buy downs shall be calculated according to the following schedule. The base rate shall apply to all conforming agency-quality loans. All nonagency and jumbo loans shall be originated at a rate equal to the base plus 0.125%.

PRICE SCHEDULE

Rate Differential         Corresponding         BD/BU Ratio
(from Par Rate)               Price             (Price/Rate)

-------------------------------------------------------------

 -1.000                        97.000                3.0/1
 -0.875                        97.375                3.0/1
 -0.750                        97.750                3.0/1
 -0.625                        98.125                3.0/1
 -0.500                        98.500                3.0/1
 -0.375                        98.875                3.0/1
 -0.250                        99.250                3.0/1
 -0.125                        99.625                3.0/1
  Base                        100.000                3.0/1
  0.125                       100.375                3.0/1
  0.250                       100.625                2.5/1
  0.375                       101.000                2.5/1

March 11, 1997

Steve Stotts
Vice President
AmerUs Life
611 Fifth Avenue
Des Moines, IA 50309

Re: Amendments to Master Commitment for the Purchase of Residential Mortgage
Loans

Dear Steve:

This Letter Agreement shall represent an addendum to the Master Commitment dated March 1, 1997, between AmerUs Mortgage ("Seller") and AmerUs Life ("Purchaser") and shall be deemed to amend and supplement that Commitment. In addition to the representations, warranties, and covenants and despite anything to the contrary in the Master Commitment, Seller and Purchaser agree as follows:

I. COMMITMENT EXPIRATION. The Master Commitment shall expire on December 31, 1997, or a date prior to that date if mutually agreed upon by Seller and Purchaser.

II. MODIFIED PRODUCTS. The Nonagency 5/1 and 7/1 ARM products described on the attached product descriptions shall be eligible for sale under this Commitment.

The authorized officers of AmerUs Mortgage and AmerUs Life have executed this Letter Agreement as of the date first written above.

AmerUs Mortgage                                 AmerUs Life



By: /s/ David R. Menker                         By: /s/ Steve Stotts
   -------------------------------                 ------------------------
   David R. Menker                                 Steve Stotts
   Its Senior Vice President and                   Its Vice President and
   Risk Manager                                    Portfolio Manager

attachments

                                 SUBJECT: NONAGENCY 5/1 & 7/1 ARM
[logo]                           SECTION: SPECIAL AMERUS PRODUCTS
                                 PAGE NUMBER: 3.3.1
                                 PREPARED BY: DORIS DUNGEY
                                 APPROVED BY: DORIS DUNGEY
                                 DATE: 10 MARCH 1997


------------------------------------------------------------------------------


SUMMARY This program offering features conforming and nonconforming ARMs for up to 95% LTV. These loans feature low first adjustment caps, and convertible loans feature a low conversion margin as well. All loans will be purchased by AmerUS Life for portfolio investment.

AVAILABILITY      This program is available for retail and wholesale
                  originations.

ELIGIBLE          The 5/1 and 7/1 ARMs are eligible for this program.  The 5/1
PRODUCTS          product has a 2.00% first adjustment cap, 2.00% periodic
                  cap, and 5.00% lifetime cap. The 7/1 has a 5/00% first adjustment cap, 2.00% periodic cpa, and 5.00% lifetime cap.
                  Both products are indexed to the one-year Treasury Bill, with a 2.75% margin. These ARMs are not assumable within the initial fixed period; after the first adjustment the loan may be assumed with the consent and under the conditions of the note holder.

CONVERTIBILITY    Conforming loans have a conversion option. The conversion
                  option may be exercised on the first, second, or third interest rate change date. The converted rate is equal to 0.375% over the FNMA 60-day required net yield in effect
                  45 days prior to conversion, rounded to the nearest 0.125%.
                  The conversion fee is $250.00.

LOCK OPTIONS      This product will be priced daily. Standard locks are
                  available for 60 or 90 day periods, with no lock fees.
                  Extended locks with float-down options are not available for this product.



                  OCCUPANCY            Amount   Purchase   No Cash     Cash Out
                  ---------            ------   --------   -------    --------
LTV AND LOAN      1-2 Unit Principal   $350,000   95%        90%       75%
AMOUNTS LIMITS    Residence            $400,000   90%        80%       75%
                                       $500,000   85%        80%       75%

                  1 Unit Second        $400,000   90%        80%       65%
                  Home

                  Investor and 3-4 unit properties are not eligible.

ELIGIBLE          Single family attached, single family detached, multi-family
PROPERTIES        2-unit, condominiums and PUDs. All properties must meet
                  agency collateral standards.

TERM              All loans must be written for 20, 25 or 30 year terms only.

SUBORDINATE       Subordinate financing is not acceptable.
FINANCING

PMI Private mortgage insurance is required on all loans with LTVs greater than 80%

UNDERWRITING      All loans must be underwritten to agency guidelines except
GUIDELINES        where specified otherwise in this document.

NONAGENCY 5/1 & 7/1                                                 PAGE 3.3.2





QUALIFYING RATE         The borrower may be qualified at the note rate in all
                        cases. There is no qualifying floor.


TEMPORARY               Temporary buydowns with a 3-2-1 or 2-1-0 schedule are
BUYDOWNS                allowed in this program. The borrower may be
                        qualified at 2.00% below the note rate for principal residences. Second homes qualify at the note rate.

ESCROWS Escrows for taxes and insurance are required, but may be waived for a 0.25% increase in price.

DOCUMENTATION           Both full and alternate documentation are available
REQUIREMENTS--          for this program.
APPLICATION

DOCUMENTATION           Note: FNMA/FHLMC 3522
REQUIREMENTS--          Rider: FNMA/FHLMC 3182
CLOSING                 Mortgage/Deed of Trust: Conventional State-Specific

DISCLOSURES             In addition to standard Truth-in-Lending and RESPA
                        disclosures, the applicant must be provided with an ARM
                        5/1 or 7/1 loan program disclosure and a copy of the Adjustable Rate Mortgage Consumer Handbook at the time of application.

SYSTEM CODES